                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (AMENDMENT NO. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           FIRST BANCTRUST CORPORATION
                                (NAME OF ISSUER)
                      COMMON STOCK PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)
                                   31868F 10 2
                                 (CUSIP NUMBER)
                                    12-31-03
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                           (X)    RULE 13d-1(b)
                           ( )    RULE 13d-1(c)
                           ( )    RULE 13d-1(d)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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[ ]CUSIP NO. 31868F 10 2


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

         FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       A___
                                                                       B___
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

5.       SOLE VOTING POWER:                          92,329 SHARES

6.       SHARED VOTING POWER:                        27,838 SHARES

7.       SOLE DISPOSITIVE POWER:                     92,329 SHARES

8.       SHARED DISPOSITIVE POWER:                   27,838 SHARES

9.       AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON:             120,167 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES

11.      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW 9                             9.5%

12.      TYPE OF REPORTING PERSON                    EP

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ITEM 1.
     (A)   NAME OF ISSUER:

           FIRST BANCTRUST CORPORATION

     (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           206 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944

ITEM 2.
     (A)   NAME OF PERSON FILING:
           FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

     (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           206 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944

     (C)   CITIZENSHIP

           STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

     (D)   TITLE OF CLASS OF SECURITIES

           COMMON STOCK PAR VALUE $.01 PER SHARE

     (E)   CUSIP NUMBER:

           31868F 10 2

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO Section 240.13D-1(B) OR
           Section 240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS
           A:

     (F) X AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH Section --- 240.13d-1(b)(1)(ii)(F)

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ITEM 4.    OWNERSHIP

     (A)   AMOUNT BENEFICIALLY OWNED
           120,167 SHARES

     (B)   PERCENT OF CLASS
           9.5%

     (C)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

             (I)    SOLE POWER TO VOTE OR DIRECT THE VOTE
                    92,329 SHARES REPRESENTING UNALLOCATED SHARES
            (II)    SHARED POWER TO VOTE OR DIRECT THE VOTE
                    27,838 REPRESENTING ALLOCATED SHARES
           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 92,329 SHARES
            (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 27,838 SHARES

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           NOT APPLICABLE

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           NOT APPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           NOT APPLICABLE

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ITEM 10.   CERTIFICATION

           THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

         BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                    JANUARY 23, 2004

                                    FIRST BANCTRUST CORPORATION EMPLOYEE STOCK
                                    OWNERSHIP PLAN TRUST BY FIRST BANKERS TRUST
                                    COMPANY AS TRUSTEE



                                    /s/ Linda Shultz
                                    -----------------------------------
                                    Linda Shultz, Trust Officer







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